Exhibit 99.1

ANADIGICS, Inc. Announces the Appointment of Ron Michels as Chairman

WARREN, NJ, March 22, 2013 - ANADIGICS, Inc. (Nasdaq: ANAD), announced President and Chief Executive Officer, Ron Michels has been appointed Chairman of the Board of Directors effective March 20, 2013. In conjunction with this appointment, the Company also announced the appointment of Lew Solomon as Lead Independent Director of the Board of Directors.

Mr. Michels, 59, joined ANADIGICS in 1987 and has served as President and Chief Executive Officer since March 2011. He was the Company’s Executive Vice President and Chief Technology Officer from 2009 to 2011, and was SVP/General Manager of Broadband Products from 2005 to 2009. Prior to that, he served in several other management and executive positions. Before joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting.

Mr. Michels earned his Bachelors degree in Electrical Engineering from the New Jersey Institute of Technology. He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

Mr. Solomon has served as a Director of the Company since September 1994 and as its Chairman from September 2009 to March 20, 2013, and previously, from 1985 to 1989. Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 in addition to serving as the Chairman of the Board of Harmonic Inc. Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983.

Mr. Solomon, on behalf of the ANADIGICS Board of Directors, said “The ANADIGICS Board is extremely pleased with the steps that Ron and his team have taken to turn around our new product development performance and position the Company for much improved financial performance. Naming Ron as Chairman will bring added strategic vision and perspective as well as operating experience to the position, will fully leverage his skill and expertise, will enable an effective process for Board and leadership succession at ANADIGICS, and will best serve the interests of the Company and its shareholders.”

For more information on ANADIGICS products and multimedia content, please refer to the following resources:

• ANADIGICS LinkedIn: http://www.linkedin.com/company/anadigics

• ANADIGICS Facebook: http://www.facebook.com/anadigics

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• ANADIGICS Photos: http://www.flickr.com/anadigics_inc

• ANADIGICS Video: http://www.youtube.com/anadigics

About ANADIGICS, Inc.

ANADIGICS, Inc. (NASDAQ: ANAD) designs and manufactures innovative radio frequency solutions for the growing cellular, WiFi, and infrastructure markets. Headquartered in Warren, NJ, ANADIGICS offers RF products with exceptional performance and integration to deliver a unique competitive advantage to OEMs and ODMs for mobile device, base station, CATV infrastructure, CATV subscriber, and industrial applications. The Company’s award-winning solutions include power amplifiers, front-end ICs, front-end modules, line amplifiers, active splitters, tuners, and other RF components. For more information, visit www.anadigics.com.